Filed pursuant to Rule 433
Dated January 17, 2007

Relating to
Pricing Supplement No. 183 dated January 17, 2007 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G
Reopening of
Euro Floating Rate Senior Bearer Notes Due 2017

Euro Floating Rate Senior Bearer Notes Due 2017

Issuer:
Principal Amount:
Maturity Date:
Trade Date:
Original Issue Date (Settlement):
Interest Accrual Date:
Issue Price (Price to Public):
Agents’ Commission:
All-in Price:
Net Proceeds to Issuer:
Base Rate:
Spread (plus or minus):
Index Maturity:
Interest Payment Period:
Interest Payment Dates:
Initial Interest Rate:

Morgan Stanley
€250,000,000 (total outstanding €1,750,000,000)
January 16, 2017
January 17, 2007
January 24, 2007
January 16, 2007
100.0042%, plus accrued interest from and including January 16, 2007
0.45%
99.5542%, plus accrued interest from and including January 16, 2007
€248,885,500
EURIBOR
Plus 0.42%
Three months
Quarterly
Each January 16, April 16, July 16 and October 16, commencing April 16, 2007
The Base Rate plus 0.42%; to be determined on the second TARGET Settlement Day immediately preceding the Interest Accrual Date

Initial Interest Reset Date: Interest Reset Dates: Interest Reset Period: Specified Currency: Minimum Denomination: Reporting Service:

April 16, 2007
Each Interest Payment Date
Quarterly
Euro (“€”)
€50,000 and integral multiples of €50,000 in excess thereof
Reuters as the successor service to Moneyline Telerate, with Reuters page EURIBOR01 as the successor to Telerate page 248

Business Day: Listing: Temporary Common Code: Permanent Common Code: Temporary ISIN: Permanent ISIN: Issuer Ratings: Agents:

London, TARGET Settlement Day and New York
London
028400608
028258372
XS0284006086
XS0282583722
Aa3 / A+ / AA-
Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006